Exhibit 10.39

OCH-ZIFF DEFERRED CASH INTEREST PLAN

The Partnerships have established the Och-Ziff Deferred Cash Interest Plan, as may be amended from time to time (the “Plan”), for the purpose of compensating and incentivizing certain key personnel for their service to the Och-Ziff Group and further aligning their interests with the interests of the shareholders of Och-Ziff Capital Management Group LLC through the use of notional investments in one or more investment funds managed or sponsored by the Partnerships or their Affiliates. The Plan is intended to be a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated individuals, and shall be interpreted and administered to the extent possible in a manner consistent with such intent.

Article 1. Definitions

Any capitalized terms that are not defined herein shall have the meaning ascribed to them in the Limited Partnership Agreements.

1.1	Administrator means the PMC Chairman.

1.2	Award means a notional U.S. dollar amount distributed in cash to a Participant in accordance with the terms of this Plan.

1.3	Award Agreement means the award acceptance form to be entered into by a Participant in connection with an Award.

1.4	Cause shall have the meaning set forth for such term in a Participant’s Partner Agreements in effect on the Grant Date or where a Participant’s Partner Agreements do not define “cause” (or words of like import), “Cause” shall have the meaning set forth in the Limited Partnership Agreements in effect on the Grant Date.

1.5	Eligible Person means an Active Individual LP that the Administrator has determined in his sole discretion to be eligible to participate in this Plan.

1.6	Fund Investment Account means the book-keeping entry account maintained by the Partnerships for each Participant that reflects such Participant’s Award and adjustments thereto (including gains, losses and expenses).

1.7	General Partner means, collectively, Och-Ziff Holding Corporation and Och-Ziff Holding LLC and any other entity from time to time serving as general partner (or equivalent) of one of the Partnerships.

1.8	Grant Date means the effective date on which the Administrator grants an Award.

1.9	Limited Partnership Agreements means the limited partnership agreements of each of the Partnerships.

1.10	Notional Investment Date means the first day of the calendar month following the Grant Date of an Award.

1.11	OZ Funds shall have the meaning set forth in Section 4.3 herein.

1.12	Participant means an Eligible Person who has been selected by the Administrator, in his sole discretion, to participate in this Plan.

1.13	Partnerships means each of OZ Management LP, OZ Advisors LP, OZ Advisors II LP, and any other partnership or entity whose general partner (or equivalent) is a General Partner.

1.14	Termination of Affiliation means the Participant’s Withdrawal or Special Withdrawal or the Participant otherwise ceasing to be an Active Individual LP.

1.15	Vested means a Participant has an interest in a portion of his or her Fund Investment Account with respect to an Award that is not forfeitable other than as described in Section 3.2 below.

1.16	Vesting Date means the date upon which all or a portion of an Award vests in accordance with this Plan and the relevant Award Agreement.

Article 2. Eligibility

2.1	Eligibility. The Administrator may grant Awards to any Eligible Person, whether or not he or she has previously received an Award.

2.2	Award Agreement. To the extent not set forth in this Plan, the terms and conditions of each Award (which need not be the same for each Award or for each Participant) shall be set forth in an Award Agreement substantially in the form attached as Exhibit A hereto (which form may be changed from time to time by the Administrator in his sole discretion).

Article 3. Vesting and Distributions

3.1	Award Amount; Vesting. Except as otherwise designated by the Administrator and as set forth in an Award Agreement, an Award shall vest in three equal annual installments commencing on January 1st of the calendar year following the Grant Date and, thereafter, on the first and second anniversaries of such date. A Participant will become Vested in amounts credited to his or her Fund Investment Account in respect of an Award in accordance with such vesting schedule, provided that, except as otherwise set forth in the applicable Award Agreement, the Participant has not experienced a Termination of Affiliation and has not given notice of Withdrawal due to his or her resignation on or prior to such Vesting Date.

3.2

Forfeiture. Except as otherwise set forth in the applicable Award Agreement or Partner Agreements, upon a Participant’s Termination of Affiliation or, if earlier, upon receipt by the General Partner of the Participant’s notice of a Withdrawal due to resignation, the portion of the Participant’s Fund Investment Account which is not Vested as of such date shall be forfeited. In addition, the Participant’s Fund Investment Account shall be forfeited in full and distributions in respect thereof shall be subject to forfeiture in accordance with, and to the extent provided in, the Limited Partnership Agreements or the Participant’s Partner Agreements in the event of any breach by the Participant of restrictive covenants applicable to the Participant or as otherwise provided in the Participant’s Partner Agreements. Unless otherwise provided in the Limited Partnership Agreements or the Participant’s Partner Agreements, the provisions of the foregoing sentence shall also apply in the event that the Participant is subject to a Withdrawal for Cause.

3.3	Distributions. Subject to the provisions of Section 8.3, a Participant shall receive a lump sum cash distribution in respect of each Vested portion of his or her Fund Investment Account on a date to be determined by the General Partner and expected to be on or about the last day of the calendar month in which the applicable Vesting Date occurs; provided that such payment shall be made in all events within seventy (70) days following the applicable Vesting Date. Such distribution shall be made by OZ Management LP except to the extent that the Administrator determines in his sole discretion that other Partnerships should distribute some or all of the distributable amount.

Article 4. Investment in the Fund Investment Account

4.1	Crediting of Awards to Fund Investment Accounts. A Participant’s Award shall be credited to his or her Fund Investment Account on the Notional Investment Date.

4.2	Deemed Investment Fund Allocation. A Participant’s Award shall be deemed invested on a no-fee, no-carry basis in one or more of the investment funds set forth in Section 4.3 below as determined by the Administrator in his sole discretion.

4.3	Investment Funds. The Administrator in his sole discretion may make Awards under this Plan in respect of notional investments in any class of interests in any of the investment funds managed or sponsored by the Partnerships or their Affiliates from time to time (collectively, the “OZ Funds”). If the Administrator in his sole discretion determines that any OZ Fund in respect of which all or part of an Award was granted to a Participant should cease to be available under this Plan for any reason, the Administrator shall have the authority to reallocate the portion of such Participant’s Fund Investment Account that had previously been attributable to notional investments in such OZ Fund pursuant to such Award (including any notional earnings, gains, losses and expenses relating thereto) to one or more of the other OZ Funds available at such time.

4.4	Investment Fund Designation and Reallocations. With respect to each Award, the Administrator shall initially designate in an Award Agreement the OZ Funds (and, if applicable, the class of interests therein) to which such Award shall be allocated and the proportions of such Award that shall be allocated to each such OZ Fund. After the Grant Date of any Award, the Administrator in his sole discretion may determine to reallocate all or any of the portion of such Participant’s Fund Investment Account that is attributable to the notional investments made in any OZ Fund pursuant to such Award (including any notional earnings, gains, losses and expenses relating thereto) to one or more of the other OZ Funds available at such time.

4.5	Calculation of Deemed Investments. For book-keeping purposes, each portion of a Participant’s Fund Investment Account allocated to a notional investment in a class of interests in an OZ Fund shall be converted into notional interests of such fund by dividing the amount so allocated by the value of an interest of such class on the Notional Investment Date, which value shall be determined by the Administrator based on the portion of such fund’s net asset value allocated to such class of interests of such fund (if applicable, or based on any other valuation consistent with the governing documents of the relevant OZ Fund or the policies of the Och-Ziff Group) on the Notional Investment Date. Thereafter, a Participant’s notional investment in each such class of interests of such fund will be valued by the Administrator as of any Vesting Date or date of any reallocation made in accordance with Sections 4.3 or 4.4 by multiplying the number of notional interests credited to his or her Fund Investment Account in respect of such class of interests of such fund on such date by the value of an interest of such class on such date, which value shall be determined based on the fund’s net asset value (if applicable, or based on any other valuation consistent with the governing document of the relevant OZ Fund or the policies of the Och-Ziff Group) on the Vesting Date.

4.6	Notional Investments. This Plan provides only for “notional investments.” Therefore, earnings, gains, expenses and losses reflected by changes in the valuation of a Participant’s Fund Investment Account or the portions thereof allocated to notional investments in particular OZ Funds determined by the Administrator from time to time in accordance with Section 4.5 are hypothetical and not actual, but shall be applied to measure the value of a Participant’s Fund Investment Account and the amount of liability of OZ Management LP (or other entity as determined by the Administrator) to make payments to, or on behalf of, the Participant.

Article 5. Beneficiary Designation

5.1	Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as beneficiary or beneficiaries (both principal as well as contingent) to whom payment of the Vested portion of the Participant’s Fund Investment Account (if any) shall be made in the event of the Participant’s death. In the event of multiple beneficiaries, such payment shall be apportioned among the beneficiaries in accordance with the applicable designation forms. A beneficiary designation may be changed by a Participant by filing such change on a form prescribed by the Administrator. The receipt of a new beneficiary designation form will cancel all previously filed beneficiary designations.

5.2	Failure to Designate. If a Participant fails to designate a beneficiary as provided above, or if all designated beneficiaries predecease the Participant, then all payments hereunder in respect of the Participant shall be made to the Participant’s estate.

Article 6. Plan Administration

6.1

Administrator. The Administrator is responsible for the administration of this Plan. The Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder. Any such delegate shall have (a) the power and authority to take all necessary actions to carry out the ordinary course duties generally undertaken by the Administrator and (b) the power and authority to sign contracts, certificates and other instruments, subject in the case of each of clauses (a) and (b) to the general or specific, written or oral authorization of the Administrator.

6.2	Action. Action by the Administrator may be taken in accordance with procedures that the Administrator adopts from time to time and that the Legal Department of the Och-Ziff Group determines are legally permissible.

6.3	Powers of the Administrator. The Administrator shall administer and manage this Plan and shall have (and shall be permitted to delegate in accordance with this Plan) all powers necessary to accomplish that purpose, including (but not limited to) the following:

(a)    To exercise discretionary authority to construe, interpret, and administer this Plan;

(b)    To exercise discretionary authority to make all decisions regarding eligibility, participation and investments, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Fund Investment Accounts;

(c)    To compute and certify to the Partnerships the amount and kinds of payments to Participants or their beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d)    To authorize all disbursements by OZ Management LP (or such other Partnerships as determined by the Administrator) pursuant to this Plan;

(e)    To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

(f)    To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g)    To authorize his delegates to delegate to other individuals or entities from time to time the performance of any of the delegates’ duties or responsibilities hereunder;

(h)    To establish or to change the OZ Funds under Article 4;

(i)    To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering this Plan; and

(j)    Notwithstanding any other provision of this Plan, the Administrator may take any action he deems appropriate in furtherance of any policy of the Och-Ziff Group respecting insider trading as may be in effect from time to time.

(k)    The Administrator has the exclusive and discretionary authority to construe and to interpret this Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and the Administrator’s decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Administrator, even if (1) such discretion is not expressly granted by the Plan provision in question, or (2) a determination is not expressly called for by the Plan provision in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under the Plan will be paid only if the Administrator decides in his discretion that the Participant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

6.4	Compensation, Indemnity and Liability. The Administrator will serve without bond and without compensation for services hereunder. All expenses of this Plan and the Administrator will be paid by the Partnerships. To the extent deemed appropriate by the Administrator, any such expense may be charged against specific Participant Fund Investment Accounts, thereby reducing the obligation of the Partnerships. Neither the Administrator nor any individual acting as the delegate of the Administrator shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Partnerships will indemnify and hold harmless each member of the Administrator and any service provider of the Partnerships (or an affiliate, if recognized as an affiliate for this purpose by the Administrator) acting as the delegate of the Administrator against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his or her service as Administrator (or his or her serving as the delegate of the Administrator), excepting only expenses and liabilities arising out of his or her own willful misconduct.

6.5	Taxes. If the whole or any part of any Participant’s Fund Investment Account becomes liable for the payment of any estate, inheritance, income, employment, or other tax which OZ Management LP (or other entity as determined by the Administrator) may be required to pay or withhold, such entity will have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant. To the extent practicable, the Participant will be provided notice of such withholding. Prior to making any payment, OZ Management LP (or other entity as determined by the Administrator) may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

Article 7. Claims Procedures

7.1

Claims for Benefits. If a Participant, beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes is due and payable under this Plan, he or she may make a claim for benefits to the Administrator. The claim for benefits must be in writing and addressed to the Administrator. If the claim for benefits is denied, the Administrator will notify the Claimant within 90 days after the Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits should advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.

7.2	Appeals of Denied Claims. Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. The decision of the Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Administrator’s decision. If there are special circumstances which require an extension of time for completing the review, the Administrator’s decision may be rendered not later than 120 days after receipt of a request for appeal.

Article 8. Amendment and Termination

8.1	Amendments. Subject to the provisions of Section 8.3, the Administrator has the right in his sole discretion to amend this Plan in whole or in part at any time and in any manner, including the terms on which distributions are made, and the form and timing of distributions. However, no Plan amendment shall reduce the amount credited to the Fund Investment Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Administrator. All Participants and beneficiaries shall be bound by such amendment.

8.2	Termination of Plan. The Partnerships expect to continue this Plan, but are not obligated to do so. Subject to the provisions of Section 8.3, the Partnerships, acting by the Administrator, reserve the right to discontinue and terminate this Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of this Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Fund Investment Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ Fund Investment Accounts will be distributed.

8.3

Section 409A. Payments under this Plan are intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan and any Award Agreement thereunder shall be interpreted in accordance with such intent. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, the Participant shall not be considered to have terminated service with the Partnerships for purposes of any payments under this Plan which are subject to Section 409A of the Code until the Participant has incurred a “separation from service” from the Partnerships within the meaning of Section 409A of the Code. Each amount to be paid pursuant to this Plan and the Award Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Plan and the Award Agreement during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). The Partnerships make no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and make no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

Article 9. Miscellaneous

9.1	Limitation on Participant’s Rights. No individual shall have any claim to receive any Award under this Plan, and there is no obligation for uniformity of treatment of Awards under this Plan. Nothing in this Plan or any Award Agreement shall confer upon any Participant any right to continue as an Active Individual LP or shall interfere with or restrict the right of each Partnership or its equity holders (or of a Subsidiary or its equity holders, as the case may be) to terminate such Participant’s active involvement with the Partnership at any time for any reason whatsoever, with or without cause. The Partnerships reserve the right to terminate the service of any Participant without any liability for any claim against the Partnerships under this Plan, except for a claim for payment of deferrals as provided herein.

9.2	Compensation Clawback Policy. Awards shall be subject to any compensation recovery policy adopted by the Partnerships from time to time, including, without limitation, the compensation recovery provisions set forth in the Limited Partnership Agreements, the clawback provisions set forth in the Participant’s Partner Agreements, and policies adopted to comply with applicable law.

9.3	Unfunded Obligation of the Partnerships. The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Partnerships. Nothing contained in this Plan requires the Partnerships to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Partnership asset. This Plan creates only a contractual obligation on the part of the Partnerships, and the Participant has the status of a general unsecured creditor of the Partnerships with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Partnerships. No other entity guarantees or shares such obligation, and no other entity shall have any liability to the Participant or his or her beneficiary.

9.4	Offset. Except as otherwise set forth herein, amounts due to or in respect of Participants under this Plan shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense or other right which the Partnerships may have against a Participant or others.

9.5	Other Plans. This Plan shall not affect the right of any Eligible Person or Participant to participate in and receive benefits under and in accordance with the provisions of any other benefit plans which are now or hereafter maintained by the Partnerships, unless the terms of such other benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

9.6	Receipt or Release. Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrator and the Partnerships, and the Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.7	Governing Law. This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Delaware (other than its laws relating to choice of law). If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.8	Gender, Tense and Examples. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of this Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

9.9	Successors and Assigns; Nonalienation of Benefits. This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that except as otherwise permitted by the Limited Partnership Agreements, the amounts credited to the Fund Investment Account of a Participant are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on this Plan or the Partnerships. Notwithstanding the foregoing, the Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Fund Investment Account of a Participant. Any such payment shall be charged against and reduce the Participant’s Fund Investment Account.

9.10	Facility of Payment. Whenever, in the Administrator’s opinion, a Participant or beneficiary entitled to receive any payment hereunder is incapacitated in any way so as to be unable to manage his or her financial affairs, the Administrator may direct OZ Management LP (or other entity as determined by the Administrator) to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Administrator considers advisable. Any payment in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment to the Participant or beneficiary under this Plan.

9.11	Conflict. In the event of a conflict among this Plan, an Award Agreement, the Limited Partnership Agreements and the Partner Agreements applicable to a Participant in respect of the Award granted under an Award Agreement, such Partner Agreements shall control except to the extent otherwise required by Section 409A of the Code.

9.12	Remedies. Any remedies provided for in this Plan shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.

9.13	Effective Date. This Plan shall take effect on the date of its adoption by the General Partner on behalf of the Partnerships.

Exhibit A

OCH-ZIFF DEFERRED CASH INTEREST PLAN

AWARD ACCEPTANCE FORM

[NAME]

[ADDRESS]

[CITY, STATE, ZIP]

The Partnerships grant to [NAME] (“you” or “Participant”), effective as of [DATE], an Award (the “Award”) as described below, subject to the Och-Ziff Deferred Cash Interest Plan, as amended from time to time (the “Plan”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Award Value on Grant Date:	$
OZ Funds into which Award is invested:	[ ]% in [name of fund] [ ]% in [name of fund]

(a)    Except as otherwise provided herein and/or in the Plan, the Award will become Vested on the Vesting Dates and in the amounts indicated below, provided that you have not experienced a Termination of Affiliation and have not given notice of your resignation. The Vested portion of the Award will be distributed in a lump sum on a date to be determined by the General Partner and expected to be on or about the last day of the calendar month in which the applicable Vesting Date occurs; provided that such payment shall be made in all events within seventy (70) days following the applicable Vesting Date.1

Vesting Date	Percentage Vested
[January 1, 20[ ]]	33.33%
[First anniversary of January 1, 20[ ]]	33.33%
[Second anniversary of January 1, 20[ ]]	33.34%

(b)    In the event that you have a Termination of Affiliation due to Disability or death, or you are subject to a Withdrawal without Cause, the Award shall become Vested on the date (or dates) the Award would have otherwise become Vested in accordance with the vesting schedule set forth above and shall be paid in accordance with paragraph (a) above.

(c)    Except as otherwise provided herein and/or in the Plan, in the event that you have a Termination of Affiliation or have given notice of your Withdrawal due to resignation, any portion of the Award that is unvested, and any of your rights hereunder, shall be terminated, cancelled and forfeited effective immediately upon such Termination of Affiliation (or, if earlier, upon receipt by the General Partner of your notice of resignation).

1	Vesting conditions herein (including paragraphs b and d) to be consistent with the participant’s partner agreements.

(d)    The Award shall be subject to forfeiture in accordance with, and to the extent provided in, the Limited Partnership Agreements or your Partner Agreements in the event of your breach of any restrictive covenants applicable to you or as otherwise provided in the Limited Partnership Agreements or your Partner Agreements. Unless otherwise provided in your Partner Agreements, the provisions of the foregoing sentence shall also apply in the event that you are subject to any Withdrawal for Cause.

(e)    This Acceptance Form does not supersede, or otherwise amend or affect any other awards, agreements, rights or restrictions that may exist between the parties.

In the event of a conflict among this Acceptance Form, the Plan, the Limited Partnership Agreements and your Partner Agreements, such Partner Agreements shall control except to the extent otherwise required by Section 409A of the Code.

By executing this Acceptance Form, you indicate your acceptance of the Award set forth above and agree to be bound by the terms, conditions and provisions set forth in this Acceptance Form and the Plan, all of which are incorporated by reference herein and are an integral part of this Acceptance Form. Please sign and return this Acceptance Form to [NAME/TITLE] by [DATE]. In the event you fail to return the executed original by such date, the Partnerships reserve the right to terminate and forfeit the Award (including any rights provided for in this Acceptance Form), or to suspend or forfeit all or any vesting event(s) arising from the Award. This Acceptance Form may be executed in counterparts, which together shall constitute one and the same original.

ACCEPTED AND AGREED TO AS OF THE GRANT DATE:

PARTICIPANT:

[NAME]
OZ MANAGEMENT LP

	By:	Och-Ziff Holding Corporation,
its General Partner

By:
Name:
Title:

OZ ADVISORS LP

	By:	Och-Ziff Holding Corporation,
its General Partner

By:
Name:
Title:

OZ ADVISORS II LP

	By:	Och-Ziff Holding LLC,
its General Partner

By:
Name:
Title: